EXHIBIT 5

                   Opinion of Shaw Pittman as to the legality
              of the securities being registered by CNL Retirement
                                Properties, Inc.


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                                  SHAW PITTMAN
              A Law Partnership Including Professional Corporations
                               2300 N Street, N.W.
                              Washington, DC 20037

                                 August 31, 2000



CNL Retirement Properties, Inc.
450 South Orange Avenue
Orlando, FL 32801

Ladies and Gentlemen:


         We have acted as counsel for CNL Retirement Properties, Inc., a Maryland corporation, formerly known as CNL Health Care Properties, Inc. (the "Company"), in connection with the registration and proposed sale of up to 15,500,000 shares of common stock of the Company, par value $.01 per share, and having a per share purchase price of $10.00 (the "Shares"), pursuant to the Registration Statement on Form S-11 (File No. 333-37480) which was filed by the Company under the Securities Act of 1933 (the "Registration Statement").


         Based upon an examination and review of, and in reliance upon, such documents as we have deemed necessary, relevant or appropriate, we are of the opinion that upon issuance and delivery as provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the prospectus constituting a part of the Registration Statement.


                                                     Very truly yours,


                                                     /s/ Shaw Pittman
                                                     ----------------
                                                      SHAW PITTMAN